UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 12, 2008
COLORADO GOLDFIELDS INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-51718	20-0716175
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)
10920 West Alameda Avenue, Suite 207
Lakewood, CO 80226
(Address of Principal Executive Offices)
(303) 984-5324
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01 Entry into a Material Definitive Agreement.
     On March 12, 2008, we entered into a Letter of Intent to potentially acquire 75% of the outstanding shares of Besmer, S.A. de C.V. (“Besmer”), of Durango, Mexico from its three shareholders. Besmer is currently operating the El Barreno, Remedios, and La Zacatecana mines in the states of Zacatecas and Durango, Mexico, and also operates the Bocas Hacienda flotation mill near Suchil, Mexico. In connection with execution of the Letter, we made a $50,000 earnest money deposit with the selling shareholders.
     The Letter provides that if a definitive agreement is reached, we will pay the shareholders a purchase price of $3 million for 75% of the outstanding shares of Besmer and also provide Besmer with a loan of up to $5 million, subject to project economics acceptable to us. The purpose of the loan will be to provide Besmer with capital to acquire additional mining properties, increase production capacity at its existing mines and mill, and purchase additional machinery and equipment to support the increased production and capacity. The loan will be provided on an interest-free basis. Under the Letter, we are to pay the $3 million purchase price as follows:
•	$750,000 upon execution of definitive purchase agreements; and

•	the balance of $2,250,000 by delivery of a promissory note in that amount, principal payable over four years with quarterly principal payments of $140,625 plus interest at 6% on the unpaid principal balance
     In addition, the agreement contemplates that Besmer will grant a 2% Net Smelter Royalty to the selling shareholders on the existing Besmer-owned concessions, although the agreement provides that we will have the rights to extinguish the royalty within a four year period for a payment of $350,000, or partial extinguishment may also be paid on a per mine basis.
     The Letter provides us with a 60-day due diligence period under which we will have full access to Besmer’s (i) management and financial and legal advisers, and (ii) books, records, contracts, technical reports and other documents. In addition, the Letter contains a no-shop clause whereby the sellers have agreed not to pursue, solicit or negotiate with other parties for the sale of their stock or control of Besmer until the Letter is terminated.
     Under the terms of the Letter, either party may terminate the Letter of Intent during the 60-day due diligence period. In addition, the Letter will automatically terminate if definitive agreements are not entered into by May 25, 2008. With respect to the $50,000 earnest money deposit we made with the shareholders, such fee is non-refundable unless during our due diligence efforts we discover material discrepancies in connection with Besmer’s financial, legal, property ownership or environmental matters or operating conditions.
     The Letter also requires that the definitive agreements concerning the acquisition include an anti-dilution provision whereby we agree not to dilute the selling shareholders remaining 25%

interest in Besmer. Thus, future funding of Besmer will need to be made through loans or other means that does not reduce their remaining ownership interest.
     In connection with the Letter, we have agreed to pay two individuals a business brokerage fee for locating and introducing us to Besmer. The fee is conditioned upon our entering into a definitive agreement with Besmer and obtaining adequate financing. If such conditions are met, we have agreed to pay these individuals $20,000 in cash and issue them 180,000 shares of our restricted common stock.
     We intend to raise capital through private sales of our common stock within the next couple months in order to enable us to complete this potential acquisition, although no assurance can be made that we will be successful in raising adequate funds.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.12	Letter of Intent executed March 12, 2008 between Colorado Goldfields Inc. and C.P. Victor Salas Gamero, Ing. Victor Salas Martos, and Liliana Salas of Besmer, S.A. de C.V.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2008	COLORADO GOLDFIELDS INC.
	By:	/s/ Todd C. Hennis
Todd C. Hennis
President & Chief Executive Officer

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